                                                                      Exhibit 11




                             BOYKIN LODGING COMPANY
                        COMPUTATION OF EARNINGS PER SHARE
                      FOR THE QUARTER ENDED MARCH 31,1997
                 (amounts in thousands, except per share data)

INCOME:
     Income before extraordinary item                            $ 3,381
     Extraordinary loss, net of minority interest                     -
                                                                 ------
     Net Income                                                  $ 3,381
                                                                 =======
PER SHARE AMOUNTS REPORTED TO SHAREHOLDERS--NOTE 1:
     Income before extraordinary item                            $  0.36
     Extraordinary loss, net of minority interest                     -
                                                                 -------
     Net loss                                                    $  0.36
                                                                 =======
PRIMARY:

     Weighted average shares outstanding                           9,516
     Dilutive stock options--Note 2                                   59
                                                                 -------
            Totals                                                 9,575
                                                                 =======
     Per share amounts
            Income before extraordinary item                     $  0.35
            Extraordinary loss, net of minority interest              -
                                                                 -------
            Net Income                                           $  0.35
                                                                 =======

FULLY DILUTED:

            See Note 3.



Note 1 --Per share earnings have been computed and reported to the shareholders pursuant to APB Opinion No. 15, which provides that "any reduction of less than 3% in the aggregate need not be considered as dilution in the computation and presentation of earnings per share data."

Note 2--Dilutive stock options are calculated based on the treasury stock method. For primary per share earnings, the average market price per share during the period is used. For fully diluted per share earnings, the period end market price per share, if higher than the average market price, is used.

Note 3--Fully diluted per share earnings for the three months ended March 31,
           1997 are not disclosed because the quarter-end market price did not exceed the average market price for the three month period.